Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2013 SECOND QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, July 30, 2013 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and six months ended June 30, 2013.

“We have continued to advance multiple programs in our clinical pipeline, most notably completing enrollment of Phase 2 studies of telotristat etiprate in ulcerative colitis and LX1033 in diarrhea-predominant irritable bowel syndrome. We look forward to obtaining top-line results from these studies around the end of the third quarter and in the fourth quarter of 2013, respectively,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “In addition, we obtained initial safety data from the pioneer portion of our Phase 2 trial of LX4211 in Type 1 diabetes and subsequently advanced the study into its expansion phase.”

Progress in Clinical Pipeline

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LX4211: LX4211 is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2). SGLT1 is primarily responsible for glucose absorption in the gastrointestinal tract and SGLT2 is responsible for most of the glucose reabsorption performed by the kidney. At the 73rd Scientific Sessions of the American Diabetes Association, Lexicon presented a sub-analysis of blood pressure effects observed in the 12-week dose-ranging Phase 2b study of LX4211 in type 2 diabetes. Notably, patients with high baseline systolic blood pressure (≥130 mmHg) dosed with LX4211 experienced an average of 14 mmHg reduction in systolic blood pressure when compared to placebo (p=0.002). In contrast, patients with normal systolic blood pressure at baseline (<130 mmHg) experienced an average of only 1 mmHg reduction (p=0.6). Lexicon also completed the pioneer portion of a Phase 2 clinical trial of LX4211 in type 1 diabetes, with LX4211 showing a favorable safety profile when given in combination with insulin. Lexicon has initiated enrollment of patients in the placebo-controlled, expansion portion of the type 1 diabetes trial and is proceeding with preparations for the initiation of Phase 3 clinical trials of LX4211 in type 2 diabetes.

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Telotristat etiprate (LX1032): Telotristat etiprate is an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. Lexicon has completed enrollment of patients in a Phase 2 clinical trial of telotristat etiprate in ulcerative colitis and continues to enroll patients in a pivotal Phase 3 clinical trial of telotristat etiprate in carcinoid syndrome.

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LX1033: LX1033 is an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract to reduce serotonin production without impacting brain serotonin levels. Lexicon is completing enrollment of patients in a Phase 2 clinical trial of LX1033 in diarrhea-predominant IBS (IBS-d).

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LX2761: At the 73rd Scientific Sessions of the American Diabetes Association, Lexicon presented data on its newest clinical candidate for diabetes. LX2761 acts locally in the gastrointestinal tract to reduce glucose absorption by inhibiting SGLT1 without any significant inhibition of SGLT2 in the kidney. LX2761 was shown to improve glycemic control in two mouse models of diabetes, as measured by reductions in hemoglobin A1c and oral glucose tolerance tests.

Financial Results

Revenues: Lexicon's revenues for the three months ended June 30, 2013 were $0.2 million, consistent with the corresponding period in 2012. For the six months ended June 30, 2013, revenues increased to $0.6 million from $0.5 million for the corresponding period in 2012.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2013 increased 22 percent to $23.7 million from $19.4 million for the corresponding period in 2012. The increase was primarily attributable to increases in external clinical and preclinical research and development and personnel costs, partially offset by decreases in facility costs. For the six months ended June 30, 2013, research and development expenses increased four percent to $44.0 million from $42.4 million for the corresponding period in 2012.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $0.5 million and $2.2 million for the three months ended June 30, 2013 and 2012, respectively, and was $1.7 million and $4.2 million for the six months ended June 30, 2013 and 2012, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2013 increased 12 percent to $4.7 million from $4.2 million for the corresponding period in 2012. The increase was primarily attributable to increases in personnel costs and legal and patent fees. For the six months ended June 30, 2013, general and administrative expenses increased three percent to $9.0 million from $8.7 million for the corresponding period in 2012.

Consolidated Net Loss: Net loss for the three months ended June 30, 2013 was $29.1 million, or $0.06 per share, compared to a net loss of $25.9 million, or $0.05 per share, in the corresponding period in 2012. Net loss for the six months ended June 30, 2013 was $55.1 million, or $0.11 per share, compared to a net loss of $55.8 million, or $0.12 per share, for the corresponding period in 2012. For the three and six months ended June 30, 2013, net loss included non-cash, stock-based compensation expense of $1.9 million and $4.0 million, respectively. For the three and six months ended June 30, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $3.3 million, respectively.

Cash and Investments: As of June 30, 2013, Lexicon had $175.4 million in cash and investments, as compared to $197.2 million as of March 31, 2013 and $223.2 million as of December 31, 2012.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the second quarter of 2013 at 11:00 a.m. Eastern Time on July 30, 2013. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 22881223. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through August 30, 2013.

About Lexicon

Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has multiple drug programs in clinical development for diabetes, irritable bowel syndrome, carcinoid syndrome and other indications, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements”, including statements relating to Lexicon's clinical development of LX4211, telotristat etiprate (LX1032), LX1033 and LX2761, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211, telotristat etiprate (LX1032), LX1033 and LX2761. In addition, this press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032), LX1033 and LX2761 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$211	$199	$495	$351
Subscription and license fees	3	—	79	148
Total revenues	214	199	574	499
Operating expenses:
Research and development, including stock-based compensation of $1,022, $915, $2,352 and $1,952, respectively	23,692	19,355	44,019	42,392
Increase in fair value of Symphony Icon, Inc. purchase liability	477	2,162	1,741	4,243
General and administrative, including stock-based compensation of $847, $680, $1,626 and $1,361, respectively	4,669	4,162	8,993	8,727
Total operating expenses	28,838	25,679	54,753	55,362
Loss from operations	(28,624)	(25,480)	(54,179)	(54,863)
Interest income	44	58	97	114
Interest expense	(496)	(530)	(1,002)	(1,067)
Other income (expense), net	(4)	21	30	17
Consolidated net loss.	$(29,080)	$(25,931)	$(55,054)	$(55,799)

Consolidated net loss per common share, basic and diluted	$(0.06)	$(0.05)	$(0.11)	$(0.12)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	513,083	480,634	512,757	480,479

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2013	2012
	(unaudited)
Cash and investments	$175,378	$223,208
Property and equipment, net	42,152	42,634
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	323,393	371,778
Deferred revenue	14,028	14,038
Current and long-term debt	22,678	23,451
Other long-term liabilities.	35,256	32,283
Accumulated deficit	(954,886)	(899,832)
Total stockholders' equity	215,084	266,678

Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com